Exhibit 99.1

VALENTIS INC.

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (the “Agreement”) is made and entered into by and between Benjamin F. McGraw III (“Executive”) and Valentis Inc., a Delaware corporation (the “Company”), effective as of May 12, 2006 (the “Effective Date”).

RECITALS

1.                                       It is expected that the Company may from time to time consider the possibility of an acquisition or strategic transaction by another Company or other change of control.   It is also possible that the Company (or any successor to the Company) could terminate Executive’s employment with the Company. The Board of Directors of the Company (the “Board”) recognizes that such concerns can be a distraction to Executive and could cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a transaction or termination of employment.

2.                                       The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3.                                       The Board believes that it is imperative to provide Executive with certain severance benefits upon certain terminations of Executive’s employment with the Company.  These benefits will provide Executive with enhanced financial security and provide incentive and encouragement to remain with the Company.

4.                                       Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                       Term of Agreement.  The term of this Agreement shall be for the period commencing on the Effective Date and ending on the second anniversary thereof, unless extended by mutual agreement by the Executive and the Company or earlier terminated as provided in Section 3 (the “Term”).  The Term of this Agreement will not automatically renew at any point and may only be extended by mutual agreement of the parties prior to the expiration of the Term.

2.                                       At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be “at-will”, as defined under applicable law.  If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3.                                       Severance Benefits.

(a)                                  Involuntary Termination.  If during the Term the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for any reason other than for Cause, Disability or Executive’s death, then, subject to Section 4, the Executive shall be entitled to the following benefits:

(i)                                     Accrued Compensation.  The Company shall pay to Executive his earned but unpaid base salary through the Date of termination, an amount in lieu of accrued vacation, any authorized but unpaid expense reimbursements and any other benefits due to Executive through the Date of Termination in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

(ii)                                  Severance Payments.  In addition to the payments pursuant to Section 3(a)(i), the Company shall, as soon as practicable following the Date of Termination, pay to Executive a lump-sum cash payment in an amount equal to the Executive’s then current annual base salary.

(iii)                               Continued Benefits. If Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following such termination, then the Company shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents until the earlier of (i) twelve (12) months following the termination date, or (ii) the date upon which Executive and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.

(iv)                              Equity Awards.  Notwithstanding any provision to the contrary in any equity award agreement or equity compensation plan, the Company shall cause all outstanding equity awards then held by the Executive (including, without limitation, stock options, stock appreciation rights, phantom shares, restricted stock or similar awards) to become fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the Date of Termination.  In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Executive.

(b)                                 Termination In Connection With a Change of Control.  If Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for Good Reason or the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for a reason other than for Cause during the period commencing three (3) months prior to, and ending  twelve (12) months after, a Change of Control, the Executive shall be entitled to the following benefits in lieu of the benefits provided in Section 3(a):

(i)                                     Accrued Compensation.  The Company shall pay to Executive his earned but unpaid base salary through the Date of Termination, an amount in lieu of accrued vacation, any authorized but unpaid expense reimbursements and any other benefits due to Executive through the Date of Termination in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

(ii)                                  Severance Payment.  In addition to the payments pursuant to Section 3(a)(i), the Company shall, as soon as practicable following the Date of Termination, pay to Executive a lump-sum cash payment in an amount equal to the product of (A) 3 and (B) Executive’s then current annual base salary.

(iii)                               Continued Benefits. If Executive elects to continue his health insurance coverage under COBRA following such termination, then the Company shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents until the earlier of (i) maximum period permitted under COBRA or any analogous state laws up to a maximum of thirty six (36) months, or (ii) the date upon which Executive and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.

(iv)                              Equity Awards.  Notwithstanding any provision to the contrary in any equity award agreement or equity compensation plan, the Company shall cause all outstanding equity awards then held by the Executive (including, without limitation, stock options, stock appreciation rights, phantom shares, restricted stock or similar awards) to become fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the Date of Termination.  In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Executive.

(c)                                  Other Terminations.  If Executive voluntarily terminates his employment with the Company or any parent or subsidiary of the Company without Good Reason or if the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for Cause, then Executive will (i) receive his earned but unpaid base salary through the Date of Termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the Date of Termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, by way of example but not limitation, accelerated vesting of any equity awards) from the Company except as may be required by law or to the extent provided under agreement(s) relating to any equity awards.

(d)                                 Exclusive Remedy.  Except as provided in this Section 3, all of Executive’s rights to salary, bonuses, employee benefits, severance and other compensation which would have accrued or become payable after the termination of Executive’s employment shall cease following the Date of Termination, other than those expressly required under applicable law.  In the event of any termination of Executive’s employment with the Company (or any parent or subsidiary of the Company), whether in connection with a Change of Control or otherwise, the provisions of this Section 3 are intended to be exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.

4.                                       Conditions to Receipt of Severance.

(a)                                  Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 3 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company.  No severance pursuant to Section 3 will be paid or provided until the separation agreement and release of claims becomes effective.

(b)                                 Nonsolicitation.  The receipt of any severance benefits pursuant to Section 3 will be subject to Executive not violating the provisions of Section 7.  In the event Executive breaches or threatens to breach the provisions of Section 7, all continuing payments and benefits to which Executive would have been entitled pursuant to Section 3 will immediately cease.

(c)                                  Section 409A.  Notwithstanding the forgoing, however, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, you agree that the payments due to you under Section 3 of this Agreement in connection with a termination of your employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period.  In the event of your death or disability during such six-month period, upon provision to the Company of a signed general release of all claims against the Company and its affiliates in a form acceptable to the Company, you (or your estate) will receive the severance benefits described in this paragraph.

5.                                       Limitation on Payments.  In the event that the benefits provided for in this Agreement together with any other benefits otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a)                                  delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section

5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.                                       Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)                                  Cause.  “Cause” means (i) a willful and continued failure by Executive to substantially perform Executive’s duties with the Company (other than a failure resulting from the Executive’s complete or partial incapacity due to Disability), (ii) a material breach by Employee of any provision of this Agreement or any applicable employment agreement which has not been adequately cured within the time allotted, (iii) the Executive’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or his superiors, which is not remedied within 10 days after receipt of written notice from the Company specifying such failure; (iv) a willful violation of a material Company employment or confidentiality policy or the Company’s insider trading policy (v) the Executive’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (vi) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities; or (vii) the Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof).

(b)                                 Change of Control.  “Change of Control” means any of the following:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                  a change in the composition of the Board occurring within a twelve month period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)                               the date of the consummation of a merger, reorganization or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, reorganization or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv)                              the date of the consummation of  the sale or disposition by the Company of all or substantially all the Company’s assets

(c)                                  Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated due to his Disability, the date determined pursuant to Section 6(d); or (iii) if the Executive’s employment is terminated by the Company or the Executive the date specified in the Notice of Termination pursuant to Section 10(b).

(d)                                 Disability.  “Disability” will mean that Executive has been unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted for or is reasonably expected to last for a continuous period of not less than six (6) months.  Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

(e)                                  Good Reason.  “Good Reason” means any of the following (without Executive’s express written consent):

(i)                                     a material breach by the Company of any provision of this Agreement or any applicable employment agreement which has not been adequately cured within the time allotted below;

(ii)                                  a material reduction in Executive’s then current authority, status, responsibilities or duties, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status) provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute “Good Reason”;

(iii)                               the assignment to Executive of any duties materially inconsistent with Executive’s then current position;

(iv)                              the material reduction of Executive’s aggregate base salary and target bonus opportunity as in effect immediately prior to such reduction (other than any such reduction which is generally applicable to similarly situated executives);

(v)                                 a relocation of Executive’s principal place of employment by more than fifty (50) miles; or

(vi)                              the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 9 below.

Notwithstanding the foregoing, any material breach of this Agreement by the Company, or other event constituting Good Reason, shall not constitute Good Reason if any such breach or other event is cured or corrected by the Company within thirty (30) days following delivery to The Company of the Notice of Termination.

7.                                       Nonsolicitation.  For a period commencing on the Effective Date and ending twenty-four (24) months following the date the Executive ceases to be employed by the Company (or any parent or subsidiary of the Company), Executive shall not directly or indirectly through another person or entity (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; or (ii) induce, solicit or encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company).  The Company (including without limitation its officers and directors) and the Executive each covenant that they will not make any negative or disparaging statements or communications regarding the other.

8.                                       Litigation.  Executive agrees to cooperate with the Company beginning on the Effective Date and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested.  The Company agrees to reimburse Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

9.                                       Successors.

(a)                                  Company’s Successors.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company (including without limitation, any successor due to reincorporation of the Company or formation of a holding company).  The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.   For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder.  Except as provided by this Section 9(b), this Agreement is not assignable by the Executive and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

10.                                 Notice.

(a)                                  General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Financial Officer.

(b)                                 Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

11.                                 Arbitration.

(a)                                  General.  Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)                                 Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the

Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c)                                  Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)                                 Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e)                                  Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)                                    Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

12.                                 Miscellaneous Provisions.

(a)                                  Indemnification.  During the Term, Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers on terms that are no less favorable than those provided to the Company’s other executive officers and Board members.

(b)                                 No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(c)                                  Waiver.  No provision of this Agreement will be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)                                 Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e)                                  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.  No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Section 12(e).

(f)                                    Choice of Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law of California or any other jurisdiction, and where applicable, the laws of the United States.

(g)                                 Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h)                                 Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(i)                                     Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(j)                                     Section 409A.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the

Executive under Section 409A of the Internal Revenue Code and related Department of Department of Treasury guidance, the Company and Executive shall cooperate in good faith to adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, preserve the economic benefits of this Agreement and avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Internal Revenue Code or to comply with the requirements of Section 409A of the Internal Revenue Code and thereby avoid the application of penalty taxes under such Section.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	VALENTIS, INC

	By:	/s/ Joseph A. Markey
Name: Joseph A. Markey
Title: Vice President, Finance and Administration

EXECUTIVE	BENJAMIN F. MCGRAW III

	By:	/s/ Benjamin F. McGraw III
Title: Chief Executive Officer, President and Chairman
of the Board